Exhibit 99

NIC Earns 11 Cents Per Share in Third Quarter 2011; Total Revenues Increase 12 Percent

New portal contracts announced during the quarter

OLATHE, Kan.--(BUSINESS WIRE)--November 3, 2011--NIC Inc. (NASDAQ: EGOV), the premier provider of eGovernment services, today announced net income of $6.8 million and earnings per share of 11 cents on total revenues of $46.7 million for the three months ended September 30, 2011. Operating income increased 19 percent to $11.0 million for the current quarter. In the third quarter of 2010, the company reported net income of $6.1 million and earnings per share of nine cents on total revenues of $41.7 million.

Quarterly portal revenues were $43.9 million, a 10 percent increase over third quarter 2010. On a same-state basis, portal revenues grew 8 percent in the third quarter. Same-state transaction-based revenues from non-driver record (non-DMV) services rose 16 percent over third quarter 2010 through strong performance from several key services, including payment processing, tax filings, motor vehicle registrations and professional license renewals, while same-state DMV revenues increased 1 percent in the third quarter of 2011.

Current quarter revenues from the new Mississippi portal, which began generating revenues in May 2011, were $0.9 million with cost of portal revenues of $0.5 million. Contracts were signed during the current quarter in the states of Maryland, Delaware, and Oregon. Start-up costs of approximately $0.3 million were incurred from Maryland and Oregon, which were included in cost of portal revenues. The Maryland and Oregon portals are not yet fully deployed or financially viable.

The contract in Delaware includes an annual portal management fee, with the development of new online services under the self-funded, transaction-based model.

NIC’s portal gross profit percentage was 38 percent in the current year quarter, down from 40 percent in the prior year quarter due mainly to new portal start-up costs.

Software & services revenues were $2.8 million in the current quarter, up 45 percent from the prior year quarter, driven by higher revenues from the Company’s self-funded contract with the U.S. Department of Transportation’s Federal Motor Carrier Safety Administration to operate the Pre-Employment Screening Program (PSP). Launched in May 2010, the PSP generated approximately $1.6 million in revenues in the third quarter of 2011 compared to $0.8 million in the prior year quarter.

“Self-funded eGovernment is about bringing efficiencies to citizens, businesses, and government. It is exciting to see it continue to expand across the country as contracts were signed in Maryland and Oregon, and we welcomed Delaware into the NIC family,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board.

As a percentage of total revenues, selling & administrative expenses were 13 percent in the current quarter, down from 16 percent in the third quarter of 2010. Selling & administrative expenses were $6.3 million in the current quarter compared to $6.5 million in the third quarter of 2010. The Company incurred approximately $0.6 million in legal fees and other third-party costs in the third quarter of 2011 in connection with the previously disclosed SEC matter and derivative action. However, the Company recognized approximately $1.5 million of reimbursement from the Company’s directors’ and officers’ liability insurance carrier, which was treated as a reduction of selling & administrative expenses in the current quarter. Selling & administrative expenses in the prior year quarter included approximately $1.0 million of costs related to the SEC matter and derivative suit, offset by $1.2 million of insurance reimbursements. In the prior year quarter, the Company also recorded a one-time $0.5 million liability in conjunction with the civil penalty paid by the Company as part of the Company's settlement of the SEC matter.

The Company’s effective tax rate in the current quarter was 38 percent compared to 35 percent in the prior year quarter. The effective tax rates in the current and prior year quarters reflect a favorable benefit related to the Federal research and development tax credit totaling approximately $0.2 million and $0.5 million, respectively. The effective tax rate in the prior year quarter also includes an income tax reserve reduction of approximately $0.2 million.

“As was the case last quarter, NIC’s financial strength continues to be driven by strong results from our federal PSP service, as well as consistent same-state revenue growth from our core business,” said Steve Kovzan, NIC Chief Financial Officer, “Given our solid year-to-date results, we are pleased to be on pace to meet or exceed the high end of our previously issued total revenue and earnings estimates for the year.”

Operational Highlights

During the third quarter 2011, NIC announced that its subsidiary, Delaware Interactive, LLC, was awarded a contract by the state of Delaware to manage the state’s official portal, http://www.delaware.gov. The contract includes an initial three-year term that began in September 2011, and the state of Delaware has three, one-year renewal options that run through 2017.

The Company’s subsidiary, NICUSA, was awarded contracts in the states of Maryland and Oregon during the current quarter. While not yet fully deployed, NIC has teams on the ground in each state capital that are working on transition plans and focusing on developing key online services that will enable the portals to become financially viable.

During the current quarter, the 15th annual “Best of the Web” Awards were presented by the Center for Digital Government. NIC state partners won the top five honors, with Arkansas.gov selected as the first place winner for the first time in the portal’s history. Utah, Indiana, Rhode Island, and Texas took second through fifth places, respectively, and three NIC partners – Alabama, Kansas, and Tennessee – were selected as “Best of the Web” finalists. In addition to the “Best of the Web” awards, the Center for Digital Government presented five NIC partners with Digital Government Achievement Awards, including the Maine One-Stop Background Check, Arkansas.gov Mobile Portal and Online Services Suite, Nebraska ClickDMV, and Utah Online Voter Registration, with Utah Online Notary and Montana Connections receiving honorable mentions.

“Congratulations to all of our partners who won ‘Best of the Web’ and Digital Government Achievement Awards,” said Robert Knapp, NIC Executive Vice President. “It is an honor to work with such talented partners, as together we expand eGovernment and make state government interactions more efficient and convenient.”

In addition, NIC ranked no. 20 on Forbes list of the “100 Best Small Companies in America.” This is the third consecutive year NIC has made the list, which ranks companies that have been publicly traded for at least a year, with annual revenue less than $1 billion, and that have significant earnings growth, sales growth, and return on equity in the past 12 months, as well as over the past five years.

Third Quarter Earnings Call and Webcast Details
Dial-In Information
Thursday, November 3, 2011
4:30 p.m. (EDT)

Call bridge:	888-549-7750 (U.S. callers) or 480-629-9819 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors.

A replay of the Webcast will be available until 11 p.m. (EDT) on May 3, 2012, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the leading provider of enterprise-wide, official state eGovernment services and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the company in signing contracts with new states and federal government agencies, including continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011 and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2011. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Portal revenues	$43,850	$39,763	$127,988	$116,431
Software & services revenues	2,839	1,957	7,858	4,284
Total revenues	46,689	41,720	135,846	120,715
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	27,122	23,714	78,905	70,919
Cost of software & services revenues, exclusive of depreciation & amortization	1,063	1,093	3,069	3,025
Selling & administrative	6,275	6,504	21,381	21,910
Amortization of acquisition-related intangible assets	81	81	242	242
Depreciation & amortization	1,167	1,081	3,361	3,253
Total operating expenses	35,708	32,473	106,958	99,349
Operating income	10,981	9,247	28,888	21,366
Other income (expense), net	(10)	1	(6)	-
Income before income taxes	10,971	9,248	28,882	21,366
Income tax provision	4,139	3,196	11,462	8,061
Net income	$6,832	$6,052	$17,420	$13,305

Basic net income per share	$0.11	$0.09	$0.27	$0.20
Diluted net income per share	$0.11	$0.09	$0.27	$0.20

Weighted average shares outstanding:
Basic	64,120	63,609	63,964	63,449
Diluted	64,200	63,678	64,040	63,517

Key Financial Metrics:
Revenue growth - outsourced portals	10%	10%	10%	25%
Same state revenue growth - outsourced portals	8%	8%	9%	7%
Recurring portal revenue as a % of total portal revenues	91%	90%	91%	89%
Gross profit % - outsourced portals	38%	40%	38%	39%
Revenue growth - software & services	45%	92%	83%	40%
Gross profit % - software & services	63%	44%	61%	29%
Selling & administrative expenses as a % of total revenues	13%	16%	16%	18%
Operating income as a % of total revenue	24%	22%	21%	18%

Portal Revenue Analysis:
DMV transaction-based	$16,813	$15,847	$49,906	$48,131
Non-DMV transaction-based	20,834	17,843	60,153	49,791
Portal software & development	4,165	4,085	11,816	12,740
Portal management	2,038	1,988	6,113	5,769
Total portal revenues	$43,850	$39,763	$127,988	$116,431

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$66,767	$51,687
Trade accounts receivable, net	43,856	42,059
Deferred income taxes, net	969	872
Prepaid expenses & other current assets	7,612	5,920
Total current assets	119,204	100,538

Property and equipment, net	7,706	6,758
Intangible assets, net	1,189	1,539
Deferred income taxes, net	1,320	2,298
Other assets	246	243
Total assets	$129,665	$111,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,614	$41,599
Accrued expenses	18,524	14,464
Other current liabilities	435	694
Total current liabilities	53,573	56,757

Other long-term liabilities	1,393	1,350
Total liabilities	54,966	58,107

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
64,174 and 63,706 shares issued and outstanding	6	6
Additional paid-in capital	111,945	107,935
Accumulated deficit	(37,252)	(54,672)
Total stockholders' equity	74,699	53,269
Total liabilities and stockholders' equity	$129,665	$111,376

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional Paid-in Capital
	Common Stock			Accumulated Deficit
	Shares	Amount			Total
Balance, January 1, 2011	63,706	$6	$107,935	$(54,672)	$53,269
Net income	-	-	-	17,420	17,420
Restricted stock vestings	526	-	120	-	120
Shares surrendered and cancelled upon vesting of
restricted stock to satisfy tax withholdings	(162)	-	(1,898)	-	(1,898)
Stock-based compensation	-	-	3,417	-	3,417
Tax deductions relating to stock-based
compensation	-	-	1,492	-	1,492
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	227	-	227
Issuance of common stock under employee stock
purchase plan	104	-	652	-	652
Balance, September 30, 2011	64,174	$6	$111,945	$(37,252)	$74,699

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$6,832	$6,052	$17,420	$13,305
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangible assets	81	81	242	242
Depreciation & amortization	1,167	1,081	3,361	3,253
Stock-based compensation expense	1,052	1,154	3,417	3,137
Deferred income taxes	(57)	(370)	(483)	(777)
Loss on disposal of property and equipment	10	-	8	2
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	2,047	1,366	(1,797)	(898)
(Increase) decrease in prepaid expenses & other current assets	1,841	167	(328)	(113)
(Increase) decrease in other assets	(13)	47	(3)	-
(Decrease) in accounts payable	(4,829)	(1,308)	(6,985)	(5,772)
Increase in accrued expenses	2,439	102	2,162	225
Increase (decrease) in other current liabilities	42	(1,348)	(139)	(397)
Increase (decrease) in other long-term liabilities	119	(15)	270	252
Net cash provided by operating activities	10,731	7,009	17,145	12,459
Cash flows from investing activities:
Purchases of property and equipment	(1,317)	(774)	(3,890)	(2,958)
Capitalized internal use software development costs	(127)	(131)	(319)	(401)
Net cash used in investing activities	(1,444)	(905)	(4,209)	(3,359)
Cash flows from financing activities:
Cash dividends on common stock	-	-	-	(19,312)
Proceeds from employee common stock purchases	-	-	652	682
Proceeds from exercise of employee stock options	-	(2)	-	15
Tax deductions related to stock-based compensation	480	52	1,492	113
Net cash provided by (used in) financing activities	480	50	2,144	(18,502)
Net increase (decrease) in cash and cash equivalents	9,767	6,154	15,080	(9,402)
Cash and cash equivalents, beginning of period	57,000	53,076	51,687	68,632
Cash and cash equivalents, end of period	$66,767	$59,230	$66,767	$59,230
Other cash flow information:
Income taxes paid	$2,500	$5,268	$9,645	$8,405

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
askinner@egov.com